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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                  ***********


     Ansell Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation by unanimous written consent dated December 8, 1999, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that Article 1. of the Certificate of Incorporation of the Corporation be replaced in its entirety to read as follows:

          "The name of the corporation is Ansell Healthcare Incorporated."

     SECOND: That the Board of Directors of said corporation by unanimous written consent dated December 8, 1999, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

     RESOLVED, that Article 4. of the Certificate of Incorporation of the Corporation be replaced in its entirety to read as follows:

          Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is fifty-one million (51,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share ("Preferred Stock"), and fifty million (50,000,000) shall be shares of common stock with a par value of $0.01 per share ("Common Stock").

          Preferred Stock. (a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the Board of Directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each





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          series in the event of the liquidation or dissolution of the
          Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

          (b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

          (c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in resolutions of the Board of Directors authorizing the issuance of such series.

          Common Stock.   (a) After dividends to which the holders of Preferred
          Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any net profits or net assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation's Board of Directors.

          (b) In the event of the liquidation or dissolution of the Corporation's business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation's net assets available for distribution.

          (c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be
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          elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to this Article 4.

     THIRD: That the sole stockholder has given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer this 8th day of December, 1999.

                                             ANSELL HOLDINGS INC.

                                             By: /s/ Harry Boon
                                                 ----------------
                                             Title: President